UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2019

EAGLE BULK SHIPPING INC.

(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

300 First Stamford Place, 5th Floor

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 276-8100

Registrant’s telephone number, including area code

None

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	EGLE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

Preliminary Financial Results for the Quarter Ended June 30, 2019

On July 24, 2019, Eagle Bulk Shipping Inc. (the “Company”) announced that it intends to offer, subject to market conditions and other conditions, $100 million aggregate principal amount (or up to an aggregate of $115 million aggregate principal amount if the initial purchasers of such offering exercise their option to acquire additional Notes in full) of Convertible Senior Notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions outside the United States in reliance on Regulation S under the Securities Act (the “Offering”).

In connection with the Offering, the Company’s management will provide information to, and conduct meetings with, members of the investment community. Such information contains certain estimated preliminary financial results for the quarter ended June 30, 2019, and are provided below.

The following financial data for the quarter ended June 30, 2019 is preliminary and based on information available to the Company at this time. The Company has not finalized its financial statement closing process for the quarter ended June 30, 2019. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material to the information provided below.

The results provided in this section are preliminary and unaudited and do not present all information necessary for an understanding of our financial condition as of June 30, 2019 and our results of operations for the three months ended June 30, 2019. They have been prepared by and are the responsibility of the Company’s management. The preliminary estimated results presented here are subject to the completion of our financial closing procedures. As a result, the information below constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed below. The Company is providing this information on a one-time basis only and does not intend to update this information prior to the final release for the quarter ending June 30, 2019. Based on information available to the Company at this time, the Company expects that for the quarter ending June 30, 2019:

•	Revenues, net of commissions to be between $67.3 million and $71.5 million;
•	Revenues, net of commissions, charter hire and voyage expenses to be between $36.2 million and $38.4 million;
•	TCE per day to be between $9,537 and $9,927;
•	Net loss to be between ($6.2 million) and ($5.8 million);
•	Basic earnings/(loss) per share to be between ($0.09) and ($0.08);
•	Cash, cash equivalents and restricted cash to be between $64.4 million and $67.0 million; and
•	Total interest-bearing debt to be between $337.0 million and $343.8 million.

TCE Reconciliation:

Time charter equivalent (“TCE”) is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company’s calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index (“BSI”) adjusted for commissions and fleet makeup. The BSI was initiated in 2006 based on the Tess 52 design. The index for the Tess 58 design has been published commencing on April 3, 2017, and transition was completed as of December 2018, when the Baltic stopped publishing a dynamic Tess 52 daily rate. The Company has now switched to the Tess 58 index for valuation modeling as of January 1, 2019. The change in the BSI may affect comparability of our TCE against BSI in periods prior to Company switching to the Tess 58 index.

Owned available days is the aggregate number of days in a period during which each vessel in our fleet has been owned by us less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

USD in Thousands except days and TCE per day	For the three months ended June 30, 2019(1)
Revenues, net	$69,391
Voyage expenses	$(20,907)
Charter hire expenses	$(11,179)
Reversal of one legacy time charter	$772
Realized gain/(loss) – Derivatives	$861
TCE	$38,938
Owned available days	4,001

TCE per day	$9,732

(1) based on the midpoint of the preliminary projection for the second quarter ended June 30, 2019 included herein.

Accordingly, these results are subject to change.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 2.02 is incorporated by reference into this Item 7.01.

A copy of the press release in connection with the proposed issuance of Notes described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Form 10-K Update:

Potential Payments Upon Termination or Change-In-Control

Under his employment agreement, in the event that our Chief Executive Officer, Gary Vogel’s employment is terminated by the Company without cause or by him for good reason, Mr. Vogel will become entitled to receive the following as severance: (i) an amount equal to one and one half times (1.5x) the sum of his annual base salary plus 75% of his target annual bonus and (ii) to the extent he timely elects COBRA continuation coverage, Mr. Vogel will be reimbursed for the costs of COBRA premiums for 18 months following termination. In addition, pursuant to the option and restricted award agreements with Mr. Vogel dated December 15, 2016, and his option agreement dated March 1, 2017, on his termination without cause or resignation for good reason, the options and restricted stock awarded to him under those agreements will vest as if he remained employed for an additional year beyond the date of termination. The restricted stock award agreements with Mr. Vogel dated January 4, 2018 and January 2, 2019 provide that on his termination without cause or resignation for good reason, 33% of the restricted stock awarded to him under such agreements will become vested.

Under his employment agreement, in the event that our Chief Financial Officer, Frank De Costanzo’s employment is terminated by the Company without cause or by him for good reason, Mr. De Costanzo will become entitled to receive the following as severance: (i) an amount equal to the sum of his annual base salary plus 75% of his target annual bonus and (ii) to the extent he timely elects COBRA continuation coverage, Mr. De Costanzo will be reimbursed for the costs of COBRA premiums for 12 months following termination. In addition, pursuant to the option and restricted award agreements with Mr. De Costanzo, dated November 7, 2016, on his termination without cause or resignation for good reason, the options awarded to him will vest as if he remained employed for an additional year beyond the date of termination, while the restricted stock awarded to him, which is otherwise scheduled to become 100% vested on September 30, 2019, will become 100% vested if he is terminated without cause or resigns for good reason before that date. If Mr. De Costanzo’s employment is terminated by reason of his death or disability, the Company shall pay him his pro-rata annual bonus for the year of termination based on actual results and the options awarded to him on November 7, 2016 will vest as if Mr. De Costanzo remained employed for an additional year beyond the date of termination. The restricted stock award agreements with Mr. De Costanzo dated January 4, 2018 and January 2, 2019 provide that on his termination without cause or resignation for good reason, 33% of the restricted stock awarded to him under such agreements will become vested.

The following Table shows the potential payments upon termination or change of control to Messrs. Vogel and De Costanzo, determined as if such event took place on July 19, 2019.

Name and Principal Position	Potential Payment	Termination for Cause or Quit Without Good Reason ($)	Death or Disability ($)	Change of Control ($)	Termination without Cause or Quit for Good Reason ($)
Gary Vogel (Chief Executive Officer)	Severance	-	-	-	1,645,313
	COBRA	-	-	-	33,233
	Equity Awards (1)	-	-	-	1,785,275
Frank De Costanzo (Chief Financial Officer and Secretary)	Severance	-	-	-	584,375
	COBRA	-	-	-	27,480
	Equity Awards (1)	-	63,700	-	1,547,896

(1)

In the event of a termination without cause or due to good reason (or termination due death or disability for Mr. De Costanzo), the value of the options included in the table were calculated based on the number of options that would have vested had the NEO remained employed for one additional year, the closing price of the Company’s common stock as of July 19, 2019, which was $5.19 per share (the “Closing Price”) and the exercise price of $4.28 per share. In the event of a termination without cause or due to good reason, the value of the shares of restricted stock included in the table were calculated based on the number of shares of restricted stock that would have vested assuming a termination on July 19, 2019 and the Closing Price.

Minor and Major Bulk Cargoes:

The Company provides transportation solutions to a diverse group of customers, including miners, producers, traders, and end users. Typical cargoes we transport include both major bulk cargoes, such as coal, grain, and iron ore, and minor bulk cargoes such as fertilizer, steel products, petcoke, cement, and forest products. In the first quarter ended March 31, 2019, our cargoes were approximately 70% minor bulks and approximately 30% major bulks, compared to cargoes of approximately 60% minor bulks and 40% major bulks in the year ended December 31, 2018.

The information in this Item 8.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Eagle Bulk Shipping Inc., dated July 24, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.

Date: July 24, 2019	By:	/s/ Frank De Costanzo
Frank De Costanzo
Chief Financial Officer